Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Second Quarter of Fiscal 2023 Results

Second Quarter Fiscal 2023 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $38.3 million compared to $16.4 million
●	Gross loss of $(6.1) million compared to $(7.3) million
●	Loss from operations of $(35.9) million compared to $(28.2) million
●	Net loss per share was $(0.09) compared to $(0.08)

DANBURY, CT – June 8, 2023 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its second quarter ended April 30, 2023.

“For the second quarter of fiscal year 2023, we reported strong revenue growth, with revenue more than double that of the comparable prior year quarter,” said Mr. Jason Few, President and Chief Executive Officer. “Revenue growth in the quarter was largely driven by revenues from long-term service agreements, primarily relating to the new module exchanges at the plant owned by Korea Southern Power Company (“KOSPO”) in Korea that were completed during the quarter.”

“The Toyota project in Long Beach, for which directed biogas was secured during the quarter via a contract with Anew Climate acting as fuels marketer to Anaergia Inc., is progressing towards achieving commercial operations, and we anticipate that commercial operations will be achieved in our third fiscal quarter. In Derby, Connecticut, both projects being constructed are advancing on schedule, and we expect to achieve commercial operations on the combined 16.8 megawatt installations in the fourth quarter of calendar year 2023,” continued Mr. Few. “We are progressing our manufacturing of solid oxide platforms, including commencing manufacturing of the solid oxide electrolysis unit to be delivered to Idaho National Laboratory, while also working on expanding our footprint in our Calgary facility. We continue to make strategic investments in R&D to support the commercial development of our solid oxide platform and carbon capture solutions, both of which are cornerstone solution offerings under our growth strategy.”

Mr. Few added, “Also during the second quarter, we received an order from an affiliate of ExxonMobil and ExxonMobil Technology and Engineering Company (“EMTEC”) for fuel cell equipment and tooling to be acquired from third-party vendors and engineering support from the Company that would be required in connection with the implementation of a potential carbon capture demonstration. We continue to advance our testing work under our Joint Development Agreement with EMTEC and gain confidence in our carbon capture technology, and we look forward to the expected future commercialization of our technology, which we believe will demonstrate the ability of our technology to address one of the largest environmental challenges of today. In addition, we recently announced that we have executed a memorandum of understanding with Chart Industries to develop opportunities that combine the companies’ complementary strengths in delivering solutions targeting carbon capture, as well as generation and storage of gaseous or liquified hydrogen.”

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 2

“We ended the quarter on April 30, 2023 with a total cash and short-term investment position of over $350 million,” added Mr. Few. “Subsequent to the end of the quarter, we further bolstered our balance sheet by entering into an $87 million non-recourse project financing facility through a multi-bank financing agreement with Investec Bank plc, Bank of Montreal, Connecticut Green Bank, Liberty Bank and Amalgamated Bank. The net proceeds from this transaction, including the release of restricted and unrestricted reserve accounts and cash reserves at closing, added approximately $46.1 million to the Company’s unrestricted cash position after repayment of existing project and partial corporate debt obligations. We believe that the seven-year term of the term loan may help the Company to navigate the current volatility in the debt markets and that the addition of new banking relationships will help us secure additional project financing in the future at competitive pricing.”

Mr. Few concluded, “Commercially, we’ve seen a number of trends that drive our confidence in our strategy. For example, customers are increasingly expressing interest in our carbon separation and utilization / capture capabilities, driven by their sustainability goals and effective carbon taxes such as the European Union’s (EU) Carbon Boarder Adjustment Mechanism, and supported by important government policies in countries around the world, such as the Inflation Reduction Act in the United States and the Green Deal in the European Union. We are excited about the significant potential we see to work with our customers to employ these technologies, helping them meet their objectives and delivering on FuelCell Energy’s purpose of enabling a world empowered by clean energy.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended April 30,
(Amounts in thousands)	2023	2022	Change
Total revenues	$38,349	$16,384	134%
Gross loss	(6,093)	(7,310)	17%
Loss from operations	(35,858)	(28,217)	(27)%
Net loss	(33,911)	(30,126)	(13)%
Net loss attributable to common stockholders	(35,103)	(31,017)	(13)%
Net loss per basic and diluted share	$ (0.09)	$ (0.08)	(13)%

EBITDA	(29,227)	(22,885)	(28)%
Adjusted EBITDA	$ (26,033)	$ (21,189)	(23)%

Second Quarter of Fiscal 2023 Results

Note: All comparisons between periods are between the second quarter of fiscal 2023 and the second quarter of fiscal 2022, unless otherwise specified.

Second quarter revenues of $38.3 million represent an increase of 134% from the comparable prior year quarter, driven by higher service agreements revenues, partially offset by slightly lower Advanced Technologies contract revenues recognized and lower generation revenues recognized for the second quarter of fiscal 2023 as discussed below.

●	Service agreements revenues increased to $26.2 million from $2.6 million. Service agreements revenues recognized during the second quarter of fiscal 2023 were primarily driven by new module exchanges at the plant owned by KOSPO in Korea, which achieved commercial operations in fiscal year 2018. The increase in revenues for the second quarter of

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 3

fiscal 2023 is primarily due to the fact that new module exchanges occurred during the quarter, while there were no new module exchanges during the comparable prior year quarter. The Company expects a lower level of module exchanges during the balance of the fiscal year.

~~●~~	Generation revenues decreased 6.7% to $8.4 million from $9.1 million, which is primarily a result of the timing of revenue recognition for the sale of renewable energy credits compared to the comparable prior year period.

●	Advanced Technologies contract revenues decreased 20.8% to $3.7 million from $4.7 million. Compared to the second quarter of fiscal 2022, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMTEC were approximately $0.3 million higher during the second quarter of fiscal 2023 and revenue recognized under government and other contracts were approximately $1.3 million lower during the second quarter of fiscal 2023 as a result of the allocation of engineering resources during the period.

Gross loss for the second quarter of fiscal 2023 totaled $6.1 million, compared to a gross loss of $7.3 million in the comparable prior year quarter. The gross loss decreased for the second quarter of fiscal 2023 due to favorable service agreement gross margins, partially offset by higher gross loss for generation resulting from a project asset impairment and a decrease to gross profit for Advanced Technologies.

Operating expenses for the second quarter of fiscal 2023 increased to $29.8 million from $20.9 million in the second quarter of fiscal 2022. Administrative and selling expenses were higher during the second quarter of fiscal 2023 compared to the second quarter of fiscal 2022 primarily due to an increase in headcount. Research and development expenses increased to $14.7 million during the second quarter of fiscal 2023 compared to $7.7 million in the second quarter of fiscal 2022. The increase in research and development expenses is primarily due to an increase in spending on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon capture solutions compared to the comparable prior year period.

Net loss was $(33.9) million in the second quarter of fiscal 2023, compared to net loss of $(30.1) million in the second quarter of fiscal 2022.

Adjusted EBITDA totaled $(26.0) million in the second quarter of fiscal 2023, compared to Adjusted EBITDA of $(21.2) million in the second quarter of fiscal 2022. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the second quarter of fiscal 2023 was $(0.09), compared to $(0.08) in the second quarter of fiscal 2022.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $353.5 million as of April 30, 2023, compared to $481.0 million as of October 31, 2022. Of the $353.5 million total as of April 30, 2023, cash and cash equivalents and restricted cash and cash equivalents totaled $277.1 million as of April 30, 2023, and short-term investments totaled $76.4 million. Short-term investments represent the amortized cost of U.S. Treasury Securities

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 4

purchased by the Company during the first and second quarters of fiscal year 2023 as part of the Company’s cash management optimization effort, all of which are expected to be held to maturity.

●	As of April 30, 2023, unrestricted cash and cash equivalents totaled $246.8 million compared to $458.1 million as of October 31, 2022.
●	As of April 30, 2023, restricted cash and cash equivalents totaled $30.2 million, of which $4.8 million was classified as current and $25.5 million was classified as non-current, compared to $23.0 million of restricted cash and cash equivalents as of October 31, 2022, of which $4.4 million was classified as current and $18.6 million was classified as non-current.
●	As of April 30, 2023, our short-term investment in U.S. Treasury Securities maturing in 2023 totaled $76.4 million, and there was no comparable short-term investment as of October 31, 2022.

As previously disclosed, subsequent to the end of the quarter, on May 19, 2023, the Company closed on an $87 million non-recourse project financing facility. In addition to diversifying the Company’s access to capital, the proceeds from this facility were used to repay some of the Company’s existing indebtedness and may be used to accelerate commercialization of its hydrogen fuel cell technologies, for strategic initiatives, and for other general corporate purposes. Net proceeds to the Company from this transaction following repayment of existing project debt and partial corporate debt obligations, as well as the release of restricted and unrestricted reserve accounts and cash reserves at closing, were approximately $46.1 million of unrestricted cash and $14.5 million of restricted cash to fund performance reserves.

Operations Update

In-flight projects: During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Toyota - Port of Long Beach, CA. This 2.8 MW Tri-generation platform is expected to produce electricity (at an expected net output of 2.3 MW), hydrogen and water. We have completed the construction work on this Tri-generation project at the Port of Long Beach for Toyota (the “Toyota project”), and the fuel cell platform has advanced to the commissioning phase of project deployment. Effective as of May 31, 2023, the Company entered into an amendment of its Hydrogen Power Purchase Agreement with Toyota (as amended, the “Toyota HPPA”), pursuant to which the contractually required commercial operations date has been extended from July 8, 2023 to October 11, 2023. In the event that we do not achieve commercial operations on or before the deadline of October 11, 2023, Toyota will have the right to terminate the Toyota HPPA. However, we anticipate that the remaining commissioning activity will be completed and commercial operations will be achieved in the third fiscal quarter of 2023.

Derby, CT. On-site construction of this 14 MW project continues to advance and the Company has largely completed the foundational construction and the installation of the majority of the balance of plant components on site. Four of the ten modules required for the project have already been delivered for installation. The remaining six fuel cell modules are currently in production and slated to be completed in our Torrington manufacturing facility over the next two fiscal quarters. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $39.9 million into

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 5

the project, and our current expectation is that this project will commence commercial operations in the fourth calendar quarter of 2023.

In addition, the on-site civil construction of the 2.8 MW project located in Derby, CT is advancing. Our current expectation is that this project will also commence commercial operations in the fourth calendar quarter of 2023.

Manufacturing Output, Capacity and Expansion: We have made progress in advancing our carbonate and solid oxide platform capacity expansion plans.

Carbonate Platform: During the six months ended April 30, 2023, we operated at an annualized production rate of approximately 33.4 MW, compared to an annualized production rate for the six months ended April 30, 2022 of 39.6 MW. This reduction in annualized production rate is primarily due to decreased staffing levels in our Torrington facility during the first half of the fiscal year. Our annualized production rate has recently increased, and we are planning to operate at a higher annualized production rate in the second half of the fiscal year in support of project backlog and service requirements.

At this time, the maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, labor and inventory.

The Company continues to invest in capability with the goal of reducing production bottlenecks and driving productivity, including investments in automation, laser welding, and the construction of additional integrated conditioning capacity. The Company also constructed a SureSource 1500 in Torrington during fiscal year 2022, which operates as a testing facility for qualifying new supplier components and performance testing and validation of continued platform innovations. During fiscal year 2023, the Company is investing to add engineered carbon separation capability to the onsite SureSource 1500. This product enhancement will allow potential customers to observe the operating plant and, given the targeted market of food and beverage companies, will allow for the sampling and testing of separated CO2 to verify quantity, quality or purity requirements.

Solid Oxide Platform: During the six months ended April 30, 2023, Versa Power Systems Ltd. (“Versa”), a subsidiary of FuelCell Energy, entered into a lease expansion, extension and amending agreement which expanded the space to be leased by Versa in Calgary, Alberta, Canada to include an additional approximately 48,000 square feet, for a total of approximately 80,000 square feet of space. The Company took possession of part of the additional space on April 1, 2023 and took possession of the rest of the additional space on June 1, 2023 after certain leasehold improvements were made to support increased manufacturing. In addition, long-lead process equipment has been ordered to facilitate the expansion of manufacturing capacity for the solid oxide platforms in Calgary. Upon the completion of the Calgary capacity expansion, the Company expects that it will be able to increase annual production capacity and that it will be capable of delivering up to 40 MWs of annualized solid oxide electrolysis cell production per year. As part of this expansion, the Company has hired and trained additional staff for a 3-shift production operation.

During calendar year 2023, our Calgary manufacturing operation is expected to build and deliver four units: two units that will run internally for advanced testing and two first article production units for delivery externally. Of these commercial units for external delivery, one

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 6

will be our electrolysis platform for delivery to Idaho National Laboratory, and the other will be our distributed power platform for delivery to Trinity College in Hartford, Connecticut for use under a long-term power purchase agreement.

The expansion of the Calgary manufacturing facility is phase 1 of the Company’s planned operational expansion of production capability. While this expansion is expected to increase our production capacity from 4 MWs per year to 40 MWs per year of solid oxide electrolysis cells, the Company also plans to add an additional 400 MW of solid oxide manufacturing capacity in the United States. Early facility design and engineering requirements have been developed, and the Company has engaged in an extensive search in the United States for a potential location for a new manufacturing facility.  We anticipate announcing more details regarding our plans for solid oxide production expansion into the United States later this fiscal year.

Lastly, the Company is in the process of examining or actively applying for various financial programs offered by both Canada and the United States to provide subsidies, investment tax credits and other assistance with the goal of expanding capacity for clean energy manufacturing.

Backlog

	As of April 30,
(Amounts in thousands)	2023	2022	Change
Product	$26	$60,247	$(60,221)
Service	73,662	121,287	(47,625)
Generation	926,044	1,109,293	(183,249)
Advanced Technologies	22,564	35,393	(12,829)
Total Backlog	$1,022,296	$1,326,220	$(303,924)

Backlog decreased by approximately 23% to $1.022 billion as of April 30, 2023, compared to $1.326 billion as of April 30, 2022, as a result of a reduction in generation backlog due to the decision to not move forward with certain generation projects during the fourth quarter of fiscal 2022, and also due, in part, to the timing of revenue recognition under Product, Generation and service agreements since April 30, 2022.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreements (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 7

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss second quarter results for fiscal year 2023 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 8th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion and the markets in which the Company expects to operate.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; limitations on our ability to raise capital in the equity markets due to the limited number of shares of common stock currently available for issuance; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and the Company’s

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 8

Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 9

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$246,844	$458,055
Restricted cash and cash equivalents – short-term	4,778	4,423
Investments – short-term	76,400	-
Accounts receivable, net	6,447	4,885
Unbilled receivables	16,300	11,019
Inventories	87,294	90,909
Other current assets	14,452	10,989
Total current assets	452,515	580,280

Restricted cash and cash equivalents – long-term	25,452	18,566
Inventories – long-term	7,549	7,549
Project assets, net	237,151	232,886
Property, plant and equipment, net	71,130	58,137
Operating lease right-of-use assets, net	8,917	7,189
Goodwill	4,075	4,075
Intangible assets, net	16,725	17,373
Other assets	35,127	13,662
Total assets (1)	$858,641	$939,717
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,289	$13,198
Current portion of operating lease liabilities	645	650
Accounts payable	21,075	28,196
Accrued liabilities	22,873	27,415
Deferred revenue	4,782	16,341
Total current liabilities	62,664	85.800

Long-term deferred revenue and customer deposits	-	9,095
Long-term operating lease liabilities	9.392	7,575
Long-term debt and other liabilities	80,503	82,863
Total liabilities (1)	152,559	185,333

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2023 and October 31, 2022)	59,857	59,857
Redeemable noncontrolling interest	-	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of April 30, 2023 and October 31, 2022; 406,738,713 and 405,562,988 shares issued and outstanding as of April 30, 2023 and October 31, 2022, respectively	41	41
Additional paid-in capital	2,100,724	2,094,076
Accumulated deficit	(1,460,898)	(1,407,973)
Accumulated other comprehensive loss	(1,456)	(1,752)
Treasury stock, Common, at cost (163,943 and 142,837 shares as of April 30, 2023 and October 31, 2022, respectively)	(923)	(855)
Deferred compensation	923	855
Total stockholder’s equity	638,411	684,392
Noncontrolling interests	7,814	7,105
Total equity	646,225	691,497
Total liabilities, redeemable Series B preferred stock, redeemable noncontrolling interest and total equity	$858,641	$939,717
(1)	As of April 30, 2023 and October 31, 2022, the consolidated assets of the variable interest entities (“VIEs”) were $124,338 and $119,223, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,814, unbilled accounts receivable of $1,285, other current assets of $20,670, restricted cash and cash equivalents of $500, operating lease right of use assets of $1,178 and project assets of $97,891, as of April 30, 2023, and cash of $2,149, unbilled accounts receivable of $1,070, other current assets of $14,373, operating lease right of use assets of $1,184 and project assets of $100,448 as of October 31, 2022. The consolidated liabilities of the VIEs as of April 30, 2023 include short-term operating lease liabilities of $157, accounts payable of $85,637 long-term operating lease liability of $1,476 and other non-current liabilities of $179 and, as of October 31, 2022 include short-term operating lease liabilities of $157, accounts payable of $76,050, accrued liabilities of $824 and long-term operating lease liability of $1,478.

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 10

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2023	2022
Revenues:
Product	$-	$-
Service	26,190	2,639
Generation	8,440	9,050
Advanced Technologies	3,719	4,695
Total revenues	38,349	16,384
Costs of revenues:
Product	3,486	3,033
Service	20,113	3,033
Generation	17,081	14,120
Advanced Technologies	3,762	3,508
Total costs of revenues	44,442	23,694
Gross loss	(6,093)	(7,310)
Operating expenses:
Administrative and selling expenses	15,068	13,234
Research and development expenses	14,697	7.673
Total costs and expenses	29,765	20,907
Loss from operations	(35,858)	(28,217)
Interest expense	(1,502)	(1,707)
Interest income	3,688	84
Other expense, net	(236)	(286)
Loss before provision for income taxes	(33,908)	(30,126)
Provision for income taxes	(3)	-
Net loss`	(33,911)	(30,126)
Net income attributable to noncontrolling interest	392	91
Net loss attributable to FuelCell Energy, Inc.	(34,303)	(30,217)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(35,103)	$(31,017)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.09)	$(0.08)
Basic and diluted weighted average shares outstanding	406,316,070	372,615,824

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 11

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2023	2022
Revenues:
Product	$9,095	$18,000
Service	40,072	4,806
Generation	17,997	16,546
Advanced Technologies	8,258	8,827
Total revenues	75,422	48,179
Costs of revenues:
Product	4,515	21,240
Service	31,058	5,405
Generation	33,683	24,842
Advanced Technologies	7,022	6,897
Total costs of revenues	76,278	58,384
Gross loss	(856)	(10,205)
Operating expenses:
Administrative and selling expenses	30,077	50,199
Research and development expenses	27,380	12,657
Total costs and expenses	57,457	62,856
Loss from operations	(58,313)	(73,061)
Interest expense	(3,014)	(3,135)
Interest income	7,098	94
Other expense, net	(187)	(144)
Loss before provision for income taxes	(54,416)	(76,246)
Provision for income taxes	(581)	-
Net loss	(54,997)	(76,246)
Net loss attributable to noncontrolling interest	(2,072)	(5,405)
Net loss attributable to FuelCell Energy, Inc.	(52,925)	(70.841)
Series B preferred stock dividends	(1,600)	(1,600)
Net loss attributable to common stockholders	$(54,525)	$(72,441)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.13)	$(0.20)
Basic and diluted weighted average shares outstanding	406,055,027	369,626,543

FuelCell Energy Second Quarter Fiscal 2023 Results  Page 12

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2023	2022	2023	2022
Net loss	$ (33,911)	$ (30,126)	$ (54,997)	$ (76,246)
Depreciation and amortization (1)	6,631	5,332	12,036	11,103
Provision for income taxes	3	-	581	-
Other expense, net (2)	236	286	187	144
Interest income	(3,688)	(84)	(7,098)	(94)
Interest expense	1,502	1,707	3,014	3,135
EBITDA	$ (29,227)	$ (22,885)	$ (46,277)	$ (61,958)
Stock-based compensation expense	3,194	1,696	5,831	3,165
Legal fees incurred for a legal settlement (3)	-	-	-	24,000
Adjusted EBITDA	$ (26,033)	$ (21,189)	$ (40,446)	$ (34,793)

(1)	Includes depreciation and amortization on our Generation portfolio of $5.3 million and $9.5 million for the three and six months ended April 30, 2023, respectively, and $4.1 million and $7.7 million for the three and six months ended April 30, 2022, respectively.
(2)	Other expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the six months ended April 30, 2022, which was recorded as an administrative and selling expense.